EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Quarters Ended September 30, 2009 and 2008
(Unaudited; amounts in thousands except percentages)

	Unit: US$K for Amounts
	Items	9/30/2009	9/30/2008

(1)	Sales	$211,901	$245,659
(2)	Gross profit	$130,209	$145,003
(3)	Gross profit as a percent of sales	61.4%	59.0%
(4)	Consolidated Adjusted EBITDA (a)	$66,903	$95,435
(5)	Consolidated Adjusted EBITDA as a percent of sales	31.6%	38.8%
(6)	Taxes	($2,155)	$5,135
(7)	Deferred income tax	$1,218	$1,506
(8)	Consolidated Net Income (a)	$47,148	$59,724
(9)	Net income based on GAAP	$47,148	$59,724
(10)	Cash, cash equivalents and short term investments	$477,406	$427,086
(11)	Net property plant and equipment	$10,315	$17,019
(12)	Consolidated Working Capital (a)	($116,689)	$42,628
(13)	Consolidated Capital Expenditures (a)	$1,187	$1,447
(14)	Consolidated Capital Expenditures as a percent of sales	0.6%	0.6%
(15)	(Decrease)Increase in Consolidated Working Capital	($115,274)	$10,247
(16)	The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$183,592	$52,807

(a)	These are Non-GAAP financial measures. Where the measure differs from its most comparable GAAP measure, a reconciliation to the most comparable GAAP measure has been provided on the (or below) next page.

Reconciliation of Consolidated Adjusted EBITDA to net income based on GAAP:

	9/30/2009	9/30/2008
Net Income based on GAAP	$47,148	$59,724

Add:
Consolidated Interest Expense	$2,058	$3,868
Provisions for taxes based on income	($2,155)	$5,135
Total depreciation expense	$2,025	$3,808
Total amortization expense	$15,716	$22,843
Other non-cash items reducing net income	$2,111	$57

Consolidated Adjusted EBITDA	$66,903	$95,435

Reconciliation of Consolidated Working Capital to working capital based on GAAP:

	9/30/2009	9/30/2008
Working capital based on GAAP	$277,020	$308,376

Less: Cash and cash equivalents	($441,709)	($313,748)
Add: Current portion of long term debt	$48,000	$48,000

Consolidated Working Capital	($116,689)	$42,628

Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.